UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10

Amendment - 2/A

GENERAL FORM FOR REGISTRATION OF SECURITIES Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

Commission File Number 000-56001

BARREL ENERGY INC
(Exact name of registrant as specified in charter)

NEVADA	47-1963189
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3859 S Valley View Blvd Las Vegas, NV	89103
(Address of principal executive offices)	(Zip Code)

888-397-9114

(Issuer’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act: Common Stock, par value $0.001 per share

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐     Accelerated filer ☐     Non-accelerated filer ☐     Smaller reporting company ☒     Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

We are filing this Amendment No. 2 to our Form 10 solely to file the audited financials which were not available to us when Amendment No 1 to our Form 10 was filed.  The reader should rely on Amendment No. 1 and the original Form 10 for all other matters.

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2025 Audited Financials

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Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Barrel Energy Inc (BRLL)

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Barrel Energy Inc (BRLL) (formerly known as Happy Traps LLC) (the ‘Company’) as of December 31, 2025, the related statements of income, changes in stockholders’ equity, and cash flows for the period from January 01, 2025 through December 31, 2025, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, based on our audit, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the period from January 1, 2025 through December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 3 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, no such opinion is expressed.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

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Critical Audit Matter

Critical audit matters are matters arising from the current-period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

For, Shah Teelani & Associates (PCAOB ID 7161)

We have served as the Company’s auditor since 2026

Place: Ahmedabad, India

Date: May 07, 2026

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BARREL ENERGY, INC

CONSOLIDATED BALANCE SHEETS

As of December 31,

ASSETS	2025	2024
Current assets
Cash and cash equivalents	$51,948	$67,368
Accounts receivable- net of allowance	43,158	15,958
Advances- employee	300	300
Note receivable – related party	22,065	--

Total current assets	117,471	83,626

Total assets	$117,471	$83,626

LIABILITIES AND STOCKHOLDRS’ DEFICIT

Current liabilities
Due from related parties	--	6,435
Accounts payable and accrued expense	66,653	63,482
Member buyout payable	--	18,250
Total current liabilities	66,653	88,167

Commitments and contingencies		--

Stockholders’ deficit
Preferred shares $001 par value, 5,000,000 authorized 5,000,000 issued and outstanding, respectively	5,000	5,000
Common stock, $0.001 par value 2,000,000,000 authorized,1,008,595 and 957,595 issued and outstanding, respectively	1,009	957
Paid in Capital	355,929	382,481
Subscription receivable	--	(40,000)
Accumulated deficit	(311,120)	(352,979)
Total shareholder equity (deficit)	50,818	(4,541)

Total liabilities and stockholders’’ deficit	$117,471	$83,626

The accompanying notes are an integral part of the audited financial statements.

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 BARREL ENERGY, INC

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31,

	2025	2024

Revenue	$211,531	$159,511
Cost of goods	82,104	64,251
Gross profit	129,427	95,260

Operating expenses:
Insurance	12,882	26,984
Bad debt expense	44,214	8,800
General and administrative	48,722	25,206
Total operating expense	105,817	60,990

Income ( loss) from operations	23,610	34,270

Net income (loss) before taxes	23,610	34,270

Income tax	--	--

Net income (loss)	$23,610	$34,270

Net income (loss) per common share, basic and diluted	$0.02	$0.04

Weighted average number of shares outstanding, basic and diluted	965,364	957,595

The accompanying notes are an integral part of the audited financial statements.

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BARREL ENERGY, INC

 CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS DEFICIT

For the Years Ended December 31, 2025 and 2024

Adjusted to reflect share reverse 1:400

	Preferred Shares		Common Stock		Paid-In	Accumulated	Stock	Shareholder
	Shares	Amount	Shares	Amount	Capital	Deficit	Receivable	Deficit
Balance at December 31, 2023	5,000,000	$5,000	958,595	$959	$382,479	$(387,249)	$(40,000)	$(38,811)
Net income (loss)	--	--	--	--	--	34,270	--	34,270
Balance at December 31, 2024	5,000,000	5,000	958,595	959	382,479	(352,979)	(40,000)	(4,541)
Common stock issued for service	--	--	50,000	50	13,450	--	--	13,500
Cancellation of subscription receivable	--	--	--	--	(40,000)	--	40,000	--
Adjustment to member buyout	--	--	--	--	--	18,250	---	18.250
Net income (loss)	---	--	--	--	--	23,610	--	23,610
Balance at December 31, 2025	5,000,000	$5,000	1,008,595	$1,009	$355,929	$(311,120)	$--	$50,818

The accompanying notes are an integral part of these audited financial statements.

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BARREL ENERGY, INC

  CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2025		2024
Cash Flows from Operating Activities:		$44,602	$34,270
Net income(loss)

Adjustments to reconcile net income (loss) to net cash used in operating activities:
Common stock issued for service		13,500	--
Changes in operating assets and liabilities:
Accounts receivable		7,192	(18,737)
Receivable- related party		(22,065)	--
Bad debt expense		(34,392)	8,800
Accounts payable and accrued expense		3,170	56,634

Net cash provided by (used in) operating activities		(15,420)	80,967

Cash Flows from Financing Activities:
Shareholders” buyout		--	(18,250)

Net cash provided by (used in) financing activities		--	(18,250)

Net change in cash		(15,420)	62,368
Cash at beginning of period		67,368	4,651
Cash at end of period		$51,948	$67,368

SUPPLEMENT DISCLOSURE
Interest paid	$	---	$--
Income taxes paid		$--	$--

NON-CASH TRANSACTIONS
Cancellation of stock subscription receivable		$40,000	$--
Membership buyout adjustment		$18,250	$--

The accompanying notes are an integral part of audited financial statements.

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Item 15. Financial Statements and Exhibits.

The following exhibits are filed as part of this Registration Statement on Form 10:

Exhibit No.	Description
3.1	Articles of Incorporation of Barrel Energy Inc. Previously Filed
3.2	Amended and Restated Bylaws of Barrel Energy Inc. Previously Filed
4.1	Certificate for Preferred Shares Previously Filed
10.1	Material agreements related to acquisition of Happy Traps, LLC Previously Filed
10.2	Consulting and advisory agreement with Summit Group Enterprises LLC Previously Filed
14	Code of Ethics Previously Filed
23.1	Consent of Independent Registered Public Accounting Firm Filed herewith
99.1	Supplemental Information Regarding Director Lester Parris Previously Filed

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Jarmin Kaltsas
(Registrant)

Date: May 7, 2026	By:	/s/ Jarmin Kaltsas
(Signature)

*Print name and title of the signing officer under his signature.

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